Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of October 6, 2025, and is entered into by and between Toby Neugebauer (“Executive”) and Fermi Inc., a Texas corporation (together with its predecessor, Fermi LLC, the “Company”). The Company and Executive shall be referred to herein as the “Parties.” This Agreement shall become effective upon the consummation of the initial public offering of the Company (the “Effective Date”), and the effectiveness of this Agreement is contingent upon the consummation of the initial public offering.

RECITALS

Whereas, Executive currently serves as the Chief Executive Officer (“CEO”) of the Company;

Whereas, in anticipation of the initial public offering of the Company, the Company and Executive desire to set forth in writing the terms and conditions of their agreement and understandings with respect to Executive’s employment by the Company; and

Whereas, the Company hereby continues to employ Executive, and Executive hereby accepts continued employment with the Company, for the period and upon the terms and conditions contained in this Agreement.

Now, Therefore, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

Services to be Provided by Executive

A. Position and Responsibilities. During the Term (defined below), the Company shall employ Executive as CEO and Executive will remain a member of the board of directors of the Company (the “Board”) for so long as he desires to serve on the Board and is elected by the Company’s stockholders, provided that Executive shall be automatically removed from the Board without any further action required by the Company or the Board upon termination of Executive’s employment for Cause (as defined below). Executive shall report solely and exclusively to the Board. Executive shall have the authority, duties and responsibilities that are customarily associated with his position as founder and chief executive officer of a U.S. public corporation (including, the functions and powers enumerated in the governing documents of the Company Group, including the Certificate of Formation, Bylaws, Director Nomination Agreement, Registration Rights Agreement and the corporate governance guidelines and policies of the Company), and such other duties and responsibilities, commensurate with that position, as may specifically be delegated to him from time to time by the Board.

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B. Performance. During the Term, Executive shall devote on a full-time basis substantially all of Executive’s business time to the performance of Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company and its direct and indirect subsidiaries (the “Company Group”). Notwithstanding the foregoing, during the Term, Executive may (a) engage in such civic, religious, trade or industry group activities as Executive determines (and may hold board, trustee and similar positions in connection with the foregoing), (b) make charitable donations, (c) serve on the board of directors or similar governing bodies for a reasonable number of non-competitive companies and charitable or educational entities, (d) accept and perform a reasonable number of speaking engagements, (d) manage his personal and family investments and affairs, and engage in the Permitted Activities (as defined in Exhibit A), subject to the terms of and in compliance with this Agreement.

C. Compliance. During the Term, Executive shall comply with the material terms of all written policies, codes of conduct, codes of ethics and written manuals of the Company Group in effect from time to time (collectively, the “Policies”), in each case, which are applicable to Executive and which have been disclosed or provided in writing to Executive.

D. Representations. Executive represents and warrants to the Company Group that Executive (i) is not violating and will not violate any contractual, legal, or fiduciary obligations or burdens to persons other than members of the Company Group to which Executive is subject by entering into this Agreement or by providing services for the Company Group; (ii) is under no contractual, legal, or fiduciary obligation or burden to persons other than members of the Company Group that will interfere with Executive’s ability to perform services for the Company Group; and (iii) will not to use or disclose any confidential or proprietary information belonging to any prior employer or third party in connection with Executive’s duties for the Company Group and in violation of an existing agreement with such prior employer or third party.

ARTICLE II.

Compensation for SErvices

As compensation for all services Executive will perform for the Company Group during the Term, the Company will pay Executive, and Executive shall accept as full compensation, the following:

A. Compensation. Executive shall earn an annual salary in the amount of $500,000 (“Base Salary”), payable in accordance with the Company’s normal payroll practices and prorated for any partial years of employment. Executive’s Base Salary may be increased, but not decreased, from time to time in the Compensation Committee of the Board’s sole discretion, provided that Executive’s Base Salary shall be reviewed for increase no less frequently than annually by the Compensation Committee of the Board.

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B. Equity Awards. The Company acknowledges that it has previously issued equity and equity-based incentive awards to Executive, including with respect to the grant of an award of restricted equity units for 2,500,000 Class A Units in the Company in accordance with the Amended and Restated Company Agreement of Fermi LLC, dated as of July 17, 2025, of the Company as may be amended from time to time (the “Company Agreement”), and other unit purchase agreements. Nothing in this Agreement will amend or affect the terms of such awards and agreements. Subject to the terms of Article III, during the Term, and provided that Executive is employed by the Company on each applicable date of grant, Executive shall receive an equity grant twice a year (each such grant, a “Top-Up Grant”). Each Top-Up Grant will be in the form of vested shares of common stock of the Company (“Shares”) and will equal the number of Shares necessary such that, immediately after giving effect to the Top-Up Grant, Executive receives 40% of the sum of (1) the aggregate number of Shares underlying awards granted under the Company’s long-term incentive plan (“LTIP”) and any other equity-based incentive plan (including any stand-alone inducement grants for new employees) to other employees or other service providers during the immediately preceding six-month period and (2) the Top-Up Grant. The Top-Up Grant will be granted twice annually on or about December 31st and June 30th of each year, provided that, in the event of a Change in Control (defined below), a special Top-Up Grant will be made immediately prior to the Change in Control. Except to the extent provided herein, including in Article III, all awards granted to Executive under the LTIP shall be subject to and governed by the terms and provisions of the LTIP as in effect from time to time and the award agreements evidencing such awards.

C. Expenses. The Company agrees that, during Executive’s employment, it will reimburse Executive for out-of-pocket expenses reasonably incurred in connection with Executive’s performance of Executive’s services hereunder, upon the presentation by Executive of an itemized accounting of such expenditures, with supporting receipts, provided that Executive submits such expenses for reimbursement within ninety (90) days of the date such expenses were incurred in accordance with the Company’s expense reimbursement policy. During the Term, the Company will provide Executive with access to private aircraft for business travel at any time the private aircraft is available and not in use by the Company for other business travel. To the extent the Company or one of its Affiliates leases an aircraft owned by Executive for business travel by Executive or any other employee or service provider of the Company or its Affiliates, travels on for business purposes, the Company will reimburse Executive for the cost of such travel in accordance with the applicable Policies, if any. The Company will also pay, or reimburse Executive for, private or first-class travel if and when Executive travels on a commercial aircraft for business purposes during the Term, in accordance with the applicable Policies, if any.

D. Vacation. Executive shall be entitled to paid vacation pursuant to the Company’s standard written policies, as may be amended by the Company from time to time in its sole discretion. Vacation shall be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company.

E. Benefits. Executive may participate in any group health insurance plan, retirement plan, disability plan, group life plan, and any other benefit or welfare program or policy that is made generally available, from time to time, to other executives of the Company, on a basis consistent with such participation and subject to the terms of the plan documents, as such plans may be modified, amended, terminated, or replaced from time to time by the Company, in its sole discretion. The Executive may solicit charitable donations from the Company which the Company shall consider in good faith, subject to the Company’s policies regarding related party transactions.

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ARTICLE III.
Term; Termination

A. Term of Employment. The term of Executive’s employment under this Agreement shall begin on the Effective Date and shall continue in effect for three (3) years following the Effective Date (the “Initial Term”), unless earlier terminated by any Party in accordance with Article III.B. Upon the expiration of the Initial Term, this Agreement shall automatically renew for additional, successive one (1) year terms (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless either Party delivers written notice to the other Party not less than sixty (60) days prior to the expiration of the Initial Term or any Renewal Term of such Party’s intention not to renew this Agreement.

B. Termination. Either Party may terminate Executive’s employment at any time during the Term upon sixty (60) days’ written notice of termination (the “Notice Period”), except that the Company need not provide advance notice for termination of Executive’s employment for Cause pursuant to Article III.B(i) (except as otherwise provided therein). The date of Executive’s termination shall be (x) if Executive’s employment is terminated by his death, the date of his death; or (y) the date stated in the notice of termination (the “Termination Date”). Upon termination of Executive’s employment for any reason, the Company shall pay or grant Executive or, as applicable, his estate, on the Termination Date: (a) any unpaid Base Salary earned and accrued through the Termination Date (payable in the normal course or such earlier time required by applicable law); (b) any accrued but unused vacation through the Termination Date (payable at the time of the payment described in clause (a) above); (c) vested benefits in accordance with the Company Group’s employee benefit plans; (d) any unreimbursed business expenses properly incurred prior to such termination, to be reimbursed in accordance with the Company’s business expense reimbursement policy; and (e) a Top-Up Grant in respect of the period between the Top-Up Grant immediately preceding the Termination Date and the Termination Date (collectively, the “Accrued Obligations”).

(i) Termination for Cause by the Company or Resignation by Executive without Good Reason. If, at any time during the Term the Company terminates Executive’s employment for Cause (defined below) or Executive voluntarily resigns without Good Reason, the Company may, in its sole discretion, shorten or eliminate the Notice Period and determine the Termination Date without any obligation to pay Executive any additional compensation other than the Accrued Obligations, and without triggering a termination of Executive’s employment without Cause.

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(ii) Termination Without Cause by the Company or Resignation by Executive for Good Reason. If, at any time during the Term, the Company terminates Executive’s employment without Cause or Executive resigns his employment for Good Reason, the Company Group shall have no further liability or obligation to Executive under this Agreement for compensation or employee benefits, but the Company shall pay or provide the following amounts to Executive: (x) the Accrued Obligations; and (y) subject to Executive’s continued compliance with Article IV of this Agreement and the execution and timely return by Executive of a release of claims in the form attached hereto as Exhibit B (the “Release”), which shall be executed and delivered by Executive within thirty (30) days after Executive’s termination of employment and which shall be irrevocable, (1) an amount equal to two (2) times the sum of Executive’s Base Salary as of immediately prior to such termination of employment (without giving effect to any reduction of Base Salary that would or did give rise to Good Reason) (the “Severance Pay”), payable in equal installments in accordance with the Company’s regular payroll practice over the thirty-six (36) month period immediately following the Termination Date (the “Severance Period”) and (2) a lump sum payment equal to eighteen (18) months of the cost of Executive’s and Executive’s eligible dependents’ COBRA premiums for the coverage in effect immediately prior to the Termination Date (the “COBRA Payments”). Additionally, if, at any time during the Term, the Company terminates Executive’s employment without Cause or Executive resigns his employment for Good Reason, Executive shall be entitled to receive accelerated vesting (and for restricted stock units and similar awards, accelerated settlement to the extent permitted by Code Section 409A without triggering additional taxation under Code Section 409A) of all equity and equity-based awards (provided that any performance-based award shall be settled assuming the target level of performance was achieved, unless prior to such termination, a higher level of performance was certified by the Compensation Committee of the Board, in which case settlement shall occur at such higher level of achievement) (the “Accelerated Equity Vesting,” and the Severance Pay, the COBRA Payments, and the Accelerated Equity Vesting, collectively, the “Severance Benefits”). The first installment of the Severance Pay and the lump sum payment of the COBRA Payments shall be provided on the first payroll date after the effective date of the Release, provided that the first installment of the Severance Pay shall include a catch-up for any payments that would have been made prior to such first installment had the Release been effective on the Termination Date. Settlement of any restricted stock units and similar awards subject to Accelerated Equity Vesting shall be made as soon as administratively practicable but in no event later than thirty (30) days after the Termination Date. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, to the extent required by Code Section 409A, if the timing of when Executive executes the Release (regardless of when Executive actually executes the Release) could result in the payment of any portion of the Severance Benefits commencing in more than one calendar year, then all portions of the Severance Benefits that otherwise would have been paid in such first calendar year instead shall be paid on the first day of the immediately following calendar year (with all remaining installments to be paid as if no such delay had occurred). In the event Executive breaches the terms of Article IV or does not timely execute and return (or revokes) the Release, no amount shall be payable to Executive pursuant to this Article III.B(ii) (other than the Accrued Obligations).

(iii) Termination Due to Death or Disability. If, at any time during the Term, Executive’s employment is terminated due to his death or Disability (defined below), the Company Group shall have no further liability or obligation to Executive for compensation or employee benefits under this Agreement, except that the Company shall pay or provide (a) the Accrued Obligations and (b) the Severance Benefits. All amounts that may be due to Executive under this Article III.B(iii) shall be paid to Executive or to Executive’s heirs, estate, legal representatives, and assignees, as may be appropriate. Settlement of any restricted stock units and similar awards subject to Accelerated Equity Vesting shall be made as soon as administratively practicable but in no event later than thirty (30) days after the Termination Date.

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(iv) Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

(b) “Cause” means the occurrence of any of the following events: (i) a Willful and material misrepresentation by Executive that relates to the Company Group and has (or would be reasonably expected to have) a materially adverse impact on the Company Group; (ii) Executive’s conviction of, or pleading nolo contendere or guilty to, a felony (other than a traffic infraction) or other crime of moral turpitude as a result of an action or omission arising out of or relating to events that occurred prior to or following the Effective Date, except with respect to those matters listed on Exhibit C; (iii) Executive’s material breach of a material term of this Agreement or any material Company policy, which Executive failed to cure within ten (10) calendar days after receiving written notice from the Board specifying the alleged violation; or (iv) Executive’s continued and Willful refusal to substantially perform Executive’s responsibilities to the Company under this Agreement, after written demand for substantial performance has been given by the Board that specifically identifies how Executive has not substantially performed Executive’s responsibilities, which Executive failed to cure within ten (10) calendar days after receiving written notice from the Board specifying the alleged failure or refusal (other than as a result of death or Disability).

(c) “Change in Control” shall have the meaning as set forth in the LTIP.

(d) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(e) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

(f) “Disability” means the earlier to occur of (1) Executive becoming eligible to receive long-term disability benefits under the long-term disability policy of the Company Group then covering Executive and (2) Executive’s inability, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform Executive’s duties and responsibilities under this Agreement, for periods aggregating to one-hundred-eighty (180) days, whether or not continuous, in any continuous period of three-hundred-sixty-five (365) days.

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(g) “Good Reason” means the occurrence of any of the following events without Executive’s prior written consent: (i) any change to Executive’s title such that Executive ceases to be CEO, (ii) any diminution in Executive’s authority, responsibilities, or duties that results in a material adverse change to Executive’s role within the Company Group, or any adverse change in Executive’s reporting structure such that he no longer reports solely and directly to the Board; (iii) any reduction in Executive’s Base Salary or perquisites, including removal of Executive’s access to or reimbursement for use of a private aircraft for business travel (excluding temporary unavailability of the private aircraft when in use by the Company for other business purposes), provided, however, that only a uniform change to the Company’s benefit plans that applies generally to similarly situated executives shall not, in and of itself, constitute Good Reason; (iv) a material breach of this Agreement by the Company; (v) a relocation of Executive’s primary office location to a distance of more than twenty-five (25) miles from Executive’s current office location (provided that such relocation materially increases Executive’s commute); (vi) the failure following a Change in Control for the Company’s successor to continue to honor the terms of this Agreement; or (vii) the Company provides a notice of non-renewal to Executive pursuant to Article III.A. Executive shall give the Company written notice within sixty (60) days after the occurrence of the event or events alleged to constitute Good Reason of an intent to terminate his employment for Good Reason and specifying the reasons for such alleged Good Reason and provide the Company with thirty (30) days after receipt of such notice from Executive to remedy the alleged action(s) giving rise to the Good Reason event. In the event the Company does not timely cure the violation, if Executive does not terminate Executive’s employment within thirty (30) days following the last day of the cure period, the occurrence of the violation shall not subsequently serve as Good Reason for purposes of this Agreement.

(h) “Person” means a natural person or any corporation, limited liability company, partnership, limited partnership, joint venture, unincorporated organization, trust, estate, governmental entity, or other entity.

(i) “Willful” means an action or omission that is committed (A) intentionally or in bad faith and (B) without reasonable belief that the action or omission was in the best interest of the Company or its Affiliates.

C. Survival. Executive’s and the Company’s post-termination obligations and rights in Article IV, and Executive’s rights in Article III and Article V.O shall continue as provided in this Agreement.

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ARTICLE IV.
Restrictive Covenants

A. Confidentiality.

(i) Confidential Information. During Executive’s employment with any member of the Company Group, the Company Group shall provide Executive otherwise prohibited access to certain trade secrets and confidential information which is not known to the Company Group’s competitors or within the Company Group’s industry generally, which was developed by the Company Group over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company Group, and access to the Company Group’s customers and clients. For purposes of this Agreement, “Confidential Information” means all trade secrets and confidential and proprietary information of the Company Group, including, but not limited to, the following: all documents or information, in whatever form or medium, concerning or relating to any of the Company Group’s operations; processes; products; services; programming standards; business practices; policies; strategies; training manuals; principals; vendors; suppliers; customers and potential customers; contractual relationships; regulatory status; research; development; know-how; technical data; designs; formulas; software; product construction and product specifications; product, methods, and techniques; plans for research or future products; improvements; discoveries; interpretations, and analyses; production information; database schemas or tables; infrastructure; development tools or techniques; marketing methods; finances; business plans; marketing and sales plans and strategies; budgets; financial information and data; pricing and pricing strategies; costs; customer and client lists and profiles; customer and client nonpublic personal information; supplier lists; business records; audits; management methods and information; reports, recommendations and conclusions; information regarding the names, contact information, skills and compensation of employees and contractors; and other business information disclosed or made available to Executive by the Company Group, either directly or indirectly, in writing, orally, or by drawings or observation, that is not known to the public or any of the Company Group’s competitors or within the Company Group’s industry generally, which was developed by the Company Group and/or at its expense, and which is of value to the Company Group. Confidential Information prepared or compiled by Executive during the Term and/or the Company Group or furnished to Executive during Executive’s employment with any member of the Company Group shall be the sole and exclusive property of the Company Group, and none of such Confidential Information or copies thereof, shall be retained by Executive following his termination of employment with the Company. Executive acknowledges that the Company Group does not voluntarily disclose Confidential Information, but rather takes precautions to prevent dissemination of Confidential Information beyond those employees such as Executive entrusted with such information. Executive further acknowledges that the Confidential Information: (i) is entrusted to Executive because of Executive’s position with the Company Group; and (ii) is of such value and nature as to make it reasonable and necessary for Executive to protect and preserve the confidentiality and secrecy of the Confidential Information. Executive acknowledges and agrees that the Confidential Information is a valuable, special, and a unique asset of the Company Group, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company Group.

(ii) No Unauthorized Use or Disclosure. Executive acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Company Group and, as such, is a special and unique asset of the Company Group, and that any unauthorized disclosure or unauthorized use of any Confidential Information by Executive will cause irreparable harm and loss to the Company Group. Executive understands and acknowledges that each and every component of the Confidential Information (i) has been developed by the Company Group at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (ii) constitutes a protectable business interest of the Company Group. Executive acknowledges and agrees that the Company Group owns the Confidential Information. Executive agrees not to dispute, contest, or deny any such ownership rights either during or after Executive’s employment with any member of the Company Group. Executive agrees to preserve and protect the confidentiality of all Confidential Information. Executive agrees that during the period of Executive’s employment with any member of the Company Group and after his termination from employment for any reason, Executive shall not directly or indirectly, disclose to any unauthorized person or use for Executive’s own account any Confidential Information without the Board’s prior written consent. Throughout Executive’s employment with any member of the Company Group and thereafter: (i) Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all Company Group policies protecting the Confidential Information; and (ii) Executive shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of Executive’s duties. Further, Executive shall not, directly or indirectly, use the Company Group’s Confidential Information to: (1) call upon, solicit business from, attempt to conduct business with, conduct business with, interfere with or divert business away from any customer, client, service provider, supplier or vendor of the Company Group with whom or which the Company Group conducted business; and/or (2) recruit, solicit, hire or attempt to recruit, solicit, or hire, directly or by assisting others, any persons employed by any member of the Company Group.

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(iii) Return of Property and Information. Promptly after the termination of Executive’s employment for any reason or by earlier request by the Board, Executive shall return and deliver to the Company Group any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company Group or relate to the Company Group’s business and which are in Executive’s possession, custody or control, whether prepared by Executive or others. If at any time after termination of Executive’s employment Executive determines that Executive has any Confidential Information in Executive’s possession or control, Executive shall promptly return to the Company Group all such Confidential Information in Executive’s possession or control, including all copies and portions thereof.

(iv) No Interference. Notwithstanding any other provision of this Agreement, Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Executive or the business of the Company Group or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. The Parties agree that nothing in this Agreement is intended to interfere with Executive’s right to (a) discuss Executive’s employment terms or conditions; (b) report possible violations of federal, state or local law or regulation to any governmental agency or entity charged with the enforcement of any laws; (c) make other disclosures that are protected under applicable law, including Section 7 of the National Labor Relations Act and the whistleblower provisions of federal, state or local law or regulation; (d) file a claim or charge with any federal, state or local government agency or entity; or (e) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any federal, state or local government or law enforcement agency, entity or court. In making or initiating any such reports or disclosures, Executive need not seek the Board’s prior authorization and is not required to notify the Company Group of any such reports or disclosures.

(v) Defend Trade Secrets Act. Executive is hereby notified that 18 U.S.C. § 1833(b)(1) states: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(a) is made—(1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of Law. Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

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B. Non-Competition. Executive agrees that during Executive’s employment with any member of the Company Group and for a period of twenty-four (24) months after Executive’s employment with a member of the Company Group terminates for any reason other than death or Disability (which, in the case of a termination without Cause or resignation for Good Reason, shall be measured as of the commencement of any applicable Notice Period, and in the case of a termination for Cause or resignation without Good Reason, shall be measured as of the Termination Date) (the “Restricted Period”), other than in connection with Executive’s performance of Executive’s duties for the Company Group, Executive shall not, without the prior written consent of the Board, directly or indirectly, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, distributor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, (i) control, manage, operate, establish, take steps to establish, lend money to, invest in, solicit investors for, or otherwise provide capital to, or (ii) become employed by, join, perform services for, consult for, do business with or otherwise engage in any Competing Business within the Restricted Area. For purposes of this Agreement, given the scope of Confidential Information to be provided to Executive and job duties to be performed by Executive, “Restricted Area” means the State of Texas, and any other geographic area for which Executive performed any services, or about which Executive received Confidential Information during his employment with any member of the Company Group. For purposes of this Agreement, “Competing Business” means any business, individual, partnership, firm, corporation or other entity that is primarily engaged in owning and developing real estate for hyperscalers or power generation facilities dedicated to such facilities, but excluding, for the avoidance of doubt, (i) directly or indirectly providing, servicing, managing, establishing, financing, investing, or soliciting investors for, the supply chain of nuclear development and natural gas generally and (ii) directly or indirectly engaging in any business activity in which the Company Group would be prohibited from engaging. Notwithstanding the restrictions contained herein, Executive may own, directly or indirectly, solely as an investment, securities of any Competing Business traded on any national securities exchange, provided that Executive is not a controlling person of, or member of a group that controls such business, and provided further that Executive does not, directly or indirectly, own two percent (2%) or more of any class of securities of such business or have the power, directly or indirectly, to control or direct the management or affairs of any such business and is not involved in the management of such business. For the further avoidance of doubt, the restrictions contained in this Agreement also shall not limit or restrict Executive from investing in a private equity fund, venture capital fund, mutual fund or other investment similar to any of the foregoing, in each case, that has an interest in a Competing Business, provided that such investment is passive and Executive does not participate in the management or operations of any such fund or portfolio company thereof that is engaged in a Competing Business. Additionally, Executive may, after his employment with the Company Group terminates, become employed or engaged with a Competing Business in the Restricted Area during the Restricted Period if Executive does not perform the same or similar services for the Competing Business as Executive provided for the Company Group during Executive’s employment with any member of the Company Group, and Executive is employed or engaged by the Competing Business in a manner that the Company Group’s Confidential Information would not be used by Executive to assist or further the Competing Business (Executive must provide such Competing Business with a copy of this Agreement and, if requested, such Competing Business must provide the Company Group written assurances to the reasonable satisfaction of the Board that Executive’s employment or engagement with such Competing Business will comply with Article IV prior to Executive beginning employment or engagement with such Competing Business).

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C. Non-Solicitation.

(i)     Executive agrees that during the Restricted Period, other than in connection with Executive’s duties under this Agreement, Executive shall not directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through any Person, (x) solicit business from any client or customer of the Company Group, in connection with any product or service lines offered by the Company Group relating to the Competing Business, and who or which: (A) Executive called on, serviced, did business with, or had contact with during Executive’s employment with any member of the Company Group; or (B) Executive received Confidential Information about; or (y) interfere with, or attempt to interfere with, the relationship between any member of the Company Group and any of their respective clients or customers.

(ii) Executive agrees that during the Restricted Period, other than in connection with Executive’s duties under this Agreement, Executive shall not directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through any other Person, solicit, interfere with, induce or attempt to solicit, interfere with or induce, engage or hire, on behalf of Executive or any other Person, any employee of the Company Group or any person who was employed by any member of the Company Group within the six (6) months, or is or was a consultant to the Company Group during the preceding six (6) months; provided, however that the foregoing shall not (A) prevent Executive or any Person associated with Executive from placing general solicitations for hiring online, on job boards or in any other medium, provided that such general solicitation is not specifically targeted at any employee of the Company Group, (B) apply to consultants (other than consultants who are individual natural persons or single-member LLCs or sole proprietorships) who typically service multiple clients simultaneously (e.g., accountants, attorneys, etc.), (C) restrict Executive from soliciting for hire, or hiring, any individual who has served as Executive’s secretary or other personal assistant, or any individual who Executive hired or employed directly prior to forming Fermi LLC and who is not an executive officer of the Company, or (D) restrict Executive from providing the services to those entities listed on Exhibit D  in a substantially similar manner as Executive currently provides to such organizations.

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D. Mutual Non-Disparagement. Executive agrees that the Company Group’s goodwill and reputation are assets of great value to the Company Group which have been obtained and maintained through great costs, time and effort. Therefore, Executive agrees that during Executive’s employment and after the termination of Executive’s employment, Executive shall not in any way disparage, libel or defame the Company Group, its business or business practices, its products or services, or its employees, officers or directors. A violation or threatened violation of this prohibition may be enjoined by the courts. The Company agrees that during Executive’s employment and after the termination of Executive’s employment, the Company shall direct each member of the Board to not, and the Company will not direct or authorize any other person to, disparage, libel or defame Executive. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the parties under this provision are in addition to any and all rights and remedies otherwise afforded by law. Nothing in this provision shall prohibit (i) Executive, any member of the Board or any other person from making truthful statements in good faith in connection with any litigation, arbitration, governmental proceeding or similar proceeding, to defend or prosecute any claim or to the extent required by applicable law, legal process, subpoena, court order or similar requirement; (ii) Executive from engaging in any criticism or other statements made internally within the Company Group on a need-to-know basis, and provided such criticism or other statement is not presented in a disruptive or insubordinate manner, concerning the Company Group’s or any employee’s or other service provider’s performance or nonperformance; and (iii) any named executive officer or member of the Board from engaging in any criticism or other statements made internally within the Company Group on a need-to-know basis concerning Executive’s performance or nonperformance of Executive’s duties or responsibilities for the Company Group.

E. Works.

(i) Definition of Work Product. For the purposes of this Agreement, the term “Work Product” shall mean, collectively, all work product, information, inventions, original works of authorship, ideas, know-how, processes, designs, computer programs, photographs, illustrations, developments, trade secrets and discoveries, including improvements thereto, and all other intellectual property, including patents, trademarks, copyrights and trade secrets, that Executive conceives, creates, develops, makes, reduces to practice, or fixes in a tangible medium of expression, either alone or with others.

(ii) Assignment of Work Product. Executive hereby assigns and shall be deemed to have assigned to the Company Group or its designee upon creation, all of Executive’s right, title, and interest in and to any and all Work Product conceived, created, developed, made, reduced to practice, or fixed in a tangible medium of expression, in any case, during the period of Executive’s employment with any member of the Company Group, whether prior to or following the Effective Date, that (a) relates in any manner to the previous, existing or contemplated business, work, or investigations of the Company Group; (b) is or was suggested by, has resulted or will result from, or has arisen or will arise out of any work that Executive has done or may do for or on behalf of the Company Group; (c) has resulted or will result from or has arisen or will arise out of any materials or information that may have been disclosed or otherwise made available to Executive as a result of duties assigned to Executive by the Company Group; or (d) has been or will be otherwise made through the use of the Company Group’s time, information, facilities, or materials, even if conceived, created, developed, made, reduced to practice, or fixed during other than working hours. Executive shall, both during and after Executive’s employment with any member of the Company Group, sign all documents and otherwise assist the Company Group, or its designee, at the Company Group’s expense, to secure the Company Group’s rights in Work Product.

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F. Tolling. If Executive violates any of the restrictions contained in this Article IV, the Restricted Period with respect to such restriction shall be suspended and shall not run in favor of Executive from the time of the commencement of any violation until the time when Executive is no longer in violation of such provision; the period of time in which Executive is in breach shall be added to the Restricted Period.

G. Remedies. Executive acknowledges that the restrictions contained in Article IV of this Agreement, in view of the nature of the Company Group’s business and Executive’s position with the Company Group, are reasonable and necessary to protect the Company Group’s legitimate business interests and that any violation of Article IV of this Agreement would result in irreparable injury to the Company Group. In the event of a breach by Executive of Article IV of this Agreement, Executive immediately forfeits any unpaid Severance Payments from the date of such breach, and the Company Group shall be entitled to (i) cease payment of any unpaid Severance Payments and (ii) recover any Severance Payments paid to Executive from the date of such breach. In addition, the Company Group shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach or threatened breach, in addition to damages, reasonable attorney’s fees and costs. If a bond is required to secure such equitable relief, the Parties agree that a bond not to exceed $1,000 shall be sufficient and adequate in all respects to protect the rights and interests of the Parties. Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Article IV but shall be in addition to all remedies available at law or in equity, including the recovery of damages and reasonable attorneys’ fees from Executive, Executive’s agents, any future employer of Executive, and any person that conspires or aids and abets Executive in a breach or threatened breach of this Agreement. A Dispute, as defined in Article V, under this Article IV, is not subject to the Dispute Resolution provisions in Article V.

H. Reasonableness. Executive hereby represents to the Company Group that Executive has read and understands, and agrees to be bound by, the terms of this Article IV. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article IV are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company Group’s business; (ii) Executive’s level of control over and contact with the business; and (iii) the amount of compensation, trade secrets and Confidential Information that Executive is receiving in connection with Executive’s employment with any member of the Company Group. It is the desire and intent of the Parties that the provisions of Article IV be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, Executive and the Company Group hereby waive any provision of applicable law that would render any provision of Article IV invalid or unenforceable.

I. Reformation. The Company Group and Executive agree that the foregoing restrictions set forth in Article IV are reasonable under the circumstances and that any breach of the covenants contained in Article IV would cause irreparable injury to the Company Group. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses but acknowledges that Executive shall receive Confidential Information and trade secrets, as well as sufficiently high remuneration and other benefits as an employee of the Company Group to justify such restrictions. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company Group and Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

EMPLOYMENT AGREEMENT	Page 13

ARTICLE V.
Miscellaneous Provisions

A. Dispute Resolution. In the event of any dispute, controversy or claim arising out of, or in connection with or relating to this Agreement or any other agreement between Executive and any member of the Company Group, Executive’s employment, or Executive’s relationship with the Company Group or any of its predecessors or successors (any such matter, a “Dispute”), except for any Dispute arising under Article IV of this Agreement:

(i) The parties to such Dispute shall use commercially reasonable efforts to resolve such Dispute through negotiation between individuals with the authority to settle the Dispute on behalf of the parties (each, an “Authorized Decision Maker”). To this end, each such party shall cause an Authorized Decision Maker to consult and negotiate with an Authorized Decision Maker of the other party, and the parties shall attempt to reach a resolution satisfactory to both parties, recognizing that their mutual interests may not be aligned (and that each such party shall be entitled to reasonably seek to promote such party’s own interests in such resolution).

(ii) If the parties to a Dispute do not resolve such Dispute within thirty (30) days of the first negotiation between Authorized Decision Makers, then upon written notice by either party to the other, the Dispute shall be submitted to non-binding mediation to be administered in Dallas, Texas, by the American Arbitration Association or its successor (the “AAA”) (or another mediator upon the mutual agreement of Executive and the applicable member of the Company Group). Such mediation session shall take place within sixty (60) days of the date of receipt of the written request for mediation. If the parties are not able to agree regarding the identity of the mediator within twenty (20) days from the party’s delivery of the mediation demand to the other party, the AAA shall appoint a neutral mediator upon written request to the AAA by either party.

(iii) In the event the applicable member of the Company Group and Executive are unable to resolve any Dispute pursuant to Article V.A.(i) or (ii) above, the parties shall resolve such Dispute by binding arbitration under the Employment Arbitration rules of the AAA then in effect, and in accordance with applicable law, including the Federal Arbitration Act and the Federal Rules of Civil Procedure, but subject to the following agreed provisions and except where applicable federal or state law requires otherwise. Subject to legal privileges, the arbitrator shall have the power to permit discovery as allowed under the Federal Rules of Civil Procedure. The arbitration shall be conducted in Dallas, Texas, and the proceedings shall be kept strictly confidential by the parties, their respective attorneys and the arbitrators. Notice of papers or processes relating to any arbitration proceeding, or for the confirmation of award and entry of judgment on an award may be served on each of the parties by registered or certified mail.

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The arbitrator shall be selected by agreement of the parties; but if no agreement can be reached, the arbitrator shall be appointed pursuant to the procedures of the AAA. The arbitrator shall be of good reputation and character and have legal expertise relating to the Dispute. The applicable member of the Company Group, on the one hand, and Executive, on the other hand, shall each pay one-half of the arbitrator’s expenses. Each party shall pay its own legal expenses, except where prohibited by law. The arbitrator shall have no authority to consolidate the claims of other employees into a class action or otherwise fashion, consider, preside over, or award relief to any form of a representative, collective, or class proceeding. The arbitrator shall provide a written opinion supporting his/her conclusions, including detailed findings of fact and conclusions of law. Such findings of fact shall be final and binding on the parties. The arbitrator may award damages and/or permanent injunctive relief, but in no event shall the arbitrator have the authority to award punitive or exemplary damages, except where authorized by statute. Notwithstanding anything to the contrary in this Article V, the applicable member of the Company Group and Executive may apply to a court of competent jurisdiction to enforce the covenants set forth in Article IV. If proper notice of any hearing has been given, the arbitrator shall have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear. If any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion shall be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.

B. Cooperation. After the termination of Executive’s employment, Executive agrees to reasonably cooperate and provide reasonable assistance, at the request of the Company Group, in any and all investigations or other legal proceedings which involve any matters for which Executive worked on or had responsibility during Executive’s employment with any member of the Company Group. This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company Group in connection with any investigation, claim or suit, and cooperating with the Company Group regarding any investigation, litigation, claims or other disputed items involving the Company Group that relate to matters within the knowledge or responsibility of Executive. Specifically, Executive agrees (i) to provide truthful testimony to any court, agency or other adjudicatory body in any matter covered by this Article V.B; and (ii) to provide the Company Group with prompt notice of contact or subpoena received by Executive from any non-governmental adverse party as to matters relating to the Company Group; provided however, the Company Group shall reimburse Executive for all reasonable expenses incurred by Executive in providing the cooperation required by this Article V.B (including, without limitation, reasonable legal fees for Executive’s own counsel, to the extent such expenses are pre-approved by the Board in writing (such approval not to be unreasonably withheld, conditioned or delayed)). Notwithstanding the foregoing or anything contained in this Article V.B to the contrary, (i) all cooperation required by this Article V.B shall be provided remotely unless remote cooperation is not possible or reasonably practical, (ii) any cooperation required by this Article V.B shall be provided at times that are mutually convenient to Executive and the Company Group, (iii) cooperation under this Article V.B shall not take up more than a de minimis amount of Executive’s time and (iv) Executive is not required to provide cooperation under this Article V.B. in any matter that is adverse to Executive.

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C. No Mitigation; No Set Off. Executive is under no obligation or duty to seek employment or work following his termination of employment with the Company, and in no event shall any payments or benefits to be provided to Executive from any member of the Company Group following Executive’s termination of employment be reduced or offset by any amounts earned by Executive from another employer or otherwise following Executive’s termination of employment with the Company.

D. Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

E. Severability. In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

F. Reformation. In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

G. Entire Agreement. This Agreement constitutes the entire agreement between the Parties, and fully supersedes any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, Executive’s employment with any member of the Company Group. The Parties have voluntarily agreed to define their rights, liabilities and obligations relating to or arising out of Executive’s employment with any member of the Company Group exclusively in contract (except for statutory obligations) pursuant to the express terms and provisions of this Agreement and any other written agreement signed by any member of the Company Group and Executive. No oral statements or prior written material relating to the subject matter of this Agreement that is not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement.

H. No Fiduciary Relationship by the Company Group. This Agreement does not create, nor shall it be construed as creating, any principal and agent, trust, or other fiduciary duty or special relationship running from the Company Group to Executive.

I. Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of either Party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either Party with respect thereto shall continue in full force and effect. The breach by one Party to this Agreement shall not preclude equitable relief, injunctive relief or the obligations in Article IV.

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J. Modification; Counterparts. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof. This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

K. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. Further, to the extent applicable, each member of the Company Group shall be deemed a third-party beneficiary and may enforce the applicable rights and obligations under this Agreement. Neither party may assign this Agreement to a third party without the prior written consent of the other party, provided that the Company may assign its rights, together with its obligations hereunder, without Executive’s consent to any successor to the Company’s business in connection with an internal restructuring or internal reorganization.

L. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any of its Affiliates or other payor, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then such payments and benefits shall be either (a) reduced (but not below zero) so that the present value of such total payments and benefits shall be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind in a similar order, and then reducing equity or equity-based benefits (reduced in the order of highest value to lowest value under Code Section 280G). The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary (or whether Executive would be subject to such excise tax) shall be made at the expense of the Company by a firm of independent accountants, a law firm, or other valuation specialist selected by the Board in good faith prior to the consummation of the applicable change in control transaction, and the applicable independent accountants, law firm, or other valuation specialist shall consider the value, if any, of Executive’s restrictive covenants (including the non-competition restrictions set forth herein) as part of its analysis as may be appropriate under Section 280G of the Code. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Article V.L. shall require the Company to provide a gross-up payment to Executive with respect to Executive’s excise tax liabilities under Section 4999 of the Code. Notwithstanding the foregoing, in the event that no stock of the Company or its applicable Affiliates is readily tradable on an established securities market or otherwise (within the meaning of Section 280G) as of immediately prior to an applicable transaction that constitutes a “change in ownership or control” for purposes of Section 280G of the Code, the Company shall submit to a vote of stockholders for approval the portion of the payments and benefits payable to Executive that equal or exceeds three times the Executive’s “base amount” (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1; provided, that Executive has first, in Executive’s sole discretion, executed a customary waiver of such Excess Parachute Payments (the Company makes no guarantee regarding the outcome of any such vote). If such stockholder approval is obtained in accordance with Section 280G of the Code, then the payments and benefits shall not be subject to reduction as described above.

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M. Clawback. To the extent required by Company policy, applicable law, government regulation or any applicable securities exchange listing standards, amounts paid or payable under this Agreement or under the LTIP or any incentive plan of the Company Group shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company Group and applicable to executives of the Company Group generally, including pursuant to applicable law, government regulation or applicable securities exchange listing requirements, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement or under the LTIP or any incentive plan of the Company Group in the event of material misstatements, financial restatements, other bad acts (or inaction), or other events or occurrences consistent with any government regulation or securities exchange listing requirement. The Company Group reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures that are consistent with the immediately preceding sentence, including such policies and procedures applicable to this Agreement and under the LTIP or any incentive plan of the Company Group with retroactive effect, but only to the extent required by applicable law.

N. Section 409A. This Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A. Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on Executive’s termination of employment, Executive is a “specified employee” within the meaning of Section 409A, any payments or benefits that are payable as the result of a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treasury Regulation section 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treasury Regulation section 1.409A-1(b)(9)(iii)(A)) and that otherwise would have been paid within six (6) months following such termination of employment, shall be delayed and paid or provided to Executive in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) on the earlier of (x) the date which is six (6) months and one day after Executive’s separation from service for any reason other than death, and (y) the date of Executive’s death (but not earlier than such payments or benefits would have been made absent this provision), and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. With respect to any expense reimbursement benefit or in-kind benefit provided pursuant to this Agreement or otherwise, (1) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (2) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made promptly, but in all events on or before the last day of the calendar year immediately following the calendar year in which the applicable expense is incurred, and (3) the right to payment or reimbursement hereunder may not be liquidated or exchanged for any other benefit. Each payment under this Agreement to Executive shall be deemed a separate payment for purposes of Section 409A.

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O. Indemnification. Executive shall be entitled to indemnification and advancement of expenses for any acts or omissions that occurred during Executive’s employment or other service with the Company or any of its Subsidiaries or Affiliates (whether occurring before, on, or after, the Effective Date) or outside of Executive’s employment to the fullest extent permitted by or authorized in the Company’s (or as applicable, its subsidiaries’ and Affiliates’) charter, by-laws and other governing documents (unless such action or omission was not taken or made by Executive in good faith), or if greater, by applicable law. In addition, during the Term and for at least six (6) years thereafter, the Company shall maintain a directors & officers insurance policy providing for premium levels of coverage, which Executive shall have the right to review before the Company obtains such insurance policy, and shall cause Executive to be an insured under such policy to the maximum extent applicable by law. The Company’s obligations under this Article V.O. shall survive the termination of the Term and the termination of Executive’s employment. Executive shall also be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and charges) Executive reasonably incurs in connection with any such proceeding or claim, or in connection with seeking to enforce his rights under this Agreement; provided, however, that such advancement shall be subject to the requirements of the Texas Business Organizations Code (“TBOC”) and the Company’s (or as applicable, its subsidiaries’ and Affiliates’) bylaws, including the delivery to the Company of (i) a written affirmation by Executive of Executive’s good faith belief that the standard of conduct necessary for indemnification under the TBOC has been met, and (ii) a written undertaking by or on behalf of Executive to repay all amounts so advanced if it is ultimately determined by final adjudication or otherwise in accordance with the TBOC that Executive did not meet such standard or that indemnification is prohibited by the TBOC. Any such advancement shall be made within twenty (20) days of the Company’s receipt of the required written affirmation and undertaking, together with Executive’s written notice requesting such advancement to the Company.

P. Reimbursement of Legal Fees. As soon as reasonably practicable following delivery to the Company of reasonable supporting documentation, the Company will directly pay Executive’s legal fees or charges incurred in connection with the negotiation and finalization of this Agreement.

Q. Governing Law; Jury Trial Waiver. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to any conflicts of law provision that would result in the application of the law of any other jurisdiction. The Parties hereby waive their right to a trial by jury in any action or proceeding arising out of or relating to this Agreement or the employment relationship.

{Remainder of Page Intentionally Left Blank. Signature Page Follows.}

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IN WITNESS WHEREOF, the Company and Executive have caused this Agreement to be executed on the date first set forth above, to be effective as of the Effective Date.

EXECUTIVE:

/s/ Toby Neugebauer
Toby Neugebauer

THE COMPANY:

FERMI INC.

By:	/s/ Miles Everson
	Name:	Miles Everson
	Title:	Chief Financial Officer

{Signature Page to Employment Agreement}

Exhibit A

Permitted Activity

EXHIBIT A TO EMPLOYMENT AGREEMENT

Exhibit B

Release of Claims

EXHIBIT B TO EMPLOYMENT AGREEMENT

Exhibit C

Pending Matters

EXHIBIT C TO EMPLOYMENT AGREEMENT